Exhibit 99.1

LBI MEDIA, INC.

Moderator: Lenard Liberman

March 31, 2008

4:00 p.m. CT

Operator: Good day and welcome to today’s LBI Media Holdings, Inc. fourth quarter and full year 2007 results conference call. Today’s call is being recorded.

At this time for opening remarks, I’d like to turn the call over to Mr. Lenard Liberman. Please go ahead, sir.

Lenard Liberman: Thank you, operator. Good afternoon everyone and welcome to our fourth quarter and full year 2007 earnings teleconference.

During today’s call, we provide an overview of our operating results for the fourth quarter and full year ended December 31st, 2007. I will also address more detailed financial results and open the call to questions.

Before I begin, I have to advise you that this teleconference may contain forward-looking statements within the meaning of the safe harbor provisions, and provide for the Securities Litigation Reform Act of 1995. Statements made during this conference call that address results, or developments that will occur, or may occur, at LBI in the future, are forward looking statements. These statements regarding future plans, events, financial results, and prospects of performance at LBI Media, are predictions that involve risks and uncertainties, and actual results may vary materially. I refer you to LBI Media’s press release dated March 31st, 2008, for important factors you should consider in evaluating this information.

The forward-looking statements made during this call speak only as to the date hereof, and the company undertakes no obligations to update such statements to reflect future events or circumstances. This conference call also contains a non-GAAP financial term within the meaning of Regulation G, as adopted by the SEC. This term is Adjusted EBITDA, which we define as net income or loss, plus income tax expense or benefit, gain or loss on the sale of property and equipment, gain or loss on the sale of investments, net interest expense, interest rates swap expense, depreciation, amortization, impairment of broadcast licenses, and other non-cash gains and losses. However, for the purpose of this teleconference, I’ll refer to what we entitled Adjusted EBITDA, simply EBITDA.

In conformity with Regulation G, we provide the reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows provided by operating activities prepared in accordance with U.S. generally accepted accounting principles in our press release issued today. This reconciliation is also provided in our annual report, which will be posted on our Web site later today.

For the quarter ended December 31, 2007, net revenues increased by $200,000, or 0.5 percent, to $27.7 million, from $27.5 million from the fourth quarter of 2006. Full year revenues increased 7.1 percent, to $115.7 million, from $108 million in 2006.

Our radio division net revenue has increased 12.5 percent in the fourth quarter, to $15.6 million, from $13.8 million from the same period last year. This increase was driven by the performance of our Dallas radio stations, and by our performance in the Los Angeles market, which includes our new station KRQB-FM. Our full year net revenue growth in radio was 19.1 percent.

In the fourth quarter of 2007, our television group generated net revenues of $12.1 million versus $13.7 million with the same quarter last year, representing an 11.6 percent decrease. Full year net revenues for this segment declined 3.7 percent, to $54.5 million, in 2007, as compared to $54.4 million in 2006.

This softness in television revenue was primarily attributable to our California stations, one of which, KSDX, was off the air for most of the fourth quarter because its broadcast facility was destroyed in Southern California wild fires. Since then, we have rebuilt this facility, and we have resumed operations this past January.

Our television segment declined as a result of a difficult comparison to 2006, when full year net revenues were up 18.8 percent on a year over year basis, reflecting the positive impacts from additional advertisers and to the market for World Cup. We also experienced declines in our commercial sales during the fourth quarter.

I will now turn the call over to Winter Horton, for some highlights of our operations.

Winter Horton: Thanks a lot, Lenard. Starting with our radio cluster, our Los Angeles radio stations; KBUE, “Que Buena”, and KHJ, “La Ranchera”, both performed very well in the Fall Arbitron ratings period.

KBUE is now the number one ranked radio station in Los Angeles from 6 a to midnight in the 18-to-34 year old demographic. Don Cheto, our morning drive personality, continues to hold the number two position in the market, for the persons 18-to-34 demographic, amongst all stations, including general market broadcasters.

KHJ, our Los Angeles AM station, continues to be the number one Hispanic AM station in the market, with a 1.4 share among persons 12-plus in the fall Arbitron ratings book, and actually beats many FM stations, including KSSE, “Super Estrella” and KLYY, “Oye”. We’re also very proud to announce that KHJ is now the home of the Los Angeles Dodgers baseball, under a multi-year agreement that started this spring.

KRQB in Riverside/San Bernardino, our newest radio station, was launched in August, and after only five months on the air, is already the number one Spanish language radio station in the market in the 18 to 34 year old demographic from 6 a to midnight. It’s also the number two station overall in the market, second only to legacy Clear Channel owned English station KGGI-FM. Our Dallas radio cluster, which includes five FMs and one AM station, continues to deliver solid ratings.

KTCY, the exclusive Spanish pop station in the market, was up 106 percent in morning drive from the summer Arbitron ratings book to the fall book, in the persons 18-to-34 demographic.

KZZA, our hip-hop, reggaeton station, and KBOC, our “El Norte” format, were both up in the same day part 25 percent and 90 percent, respectively.

We have finalized the plans for our new building in Dallas, Texas, and build out of the offices will start in the second quarter, with the projected move-in date late some time in fourth quarter.

The Houston market switched ratings methodology in the fourth quarter of 2007. Arbitron is now using the PPM: Personal People Meter technology to measure radio audiences, instead of the traditional diary system. Overall, there was a large compression in the market, with Univision stations losing over 40 percent of their ratings in some cases; while KQQK, our Spanish pop station, actually gains 22 percent in share.

After our recent tower and transmitter upgrades, we launched a new FM format in Houston on our 96.9 FM frequency, which is a signal that was previously a simulcast partner with our “XO” 107.9. After building a new tower, and upgrading this station, we were able to launch “El Norte”, a regional Mexican FM format that competes with Univision’s KLTM. We also signed a contract with the Houston Rockets, and are now broadcasting their games on our AM station KEYH. KEYH also carries several different soccer leagues, as well as including Football de Primera and the Copa de Oro.

Moving along to our television segment, our November sweeps ratings were very strong, with KRCA finishing in the number two ranked position in primetime 7 p to 10 p, amongst adults 18-to-34, second only to Univision.

“Estudio Dos,” our hit musical variety show, finished number two in both the adult 18-to-34 and 18-to-49 demos. In addition, our newest show, which only began airing in May, “A Que No Puedes,” is now ranked number two in the adult 18-to-34 demographic. This is quite an accomplishment for a new television program designed around a concept we created internally. Due to overall weakness in the infomercial market, we started programming our 10 p to 11 p hour with our own original content.

At 10 p, is our news magazine show, “Alarma TV”, and at 10:30 p is our national newscast “Noticiero STN.” “Alarma TV” has already reached the number two rank amongst Spanish language stations in the adult 18-to-34 year old demographic.

We’re continuing our successful strategy of producing compelling entertainment, variety, and dramatic programming at our studios in Burbank. As our ratings have grown, we’ve been able to expand production at our facilities to the point where we are now producing nearly 55 hours of original programming each week. This programming continues to grow our library of Evergreen Content, which now contains over 4,500 hours of compelling television shows.

We launched KPNZ-TV Channel 24, our new Salt Lake City television station, on December 1st. This station is fully staffed, and the advertiser response has been positive. Beginning in 2007, we began a new effort to syndicate our programming, nationally and internationally. These syndication efforts have resulted in programming licenses to stations in Puerto Rico, Honduras, Ecuador and Panama, so far. More deals are pending, as broadcasters from around the world recognize the value of our successful programming.

We will continue to pursue this revenue stream aggressively in 2008. I will now turn the call back over to Lenard to review our financial results.

Lenard Liberman: Thank you, Winter. I’ll now preview our fourth quarter and full year 2007 financial results, which were posted in today’s press release.

For the fourth quarter of 2007, net revenue has increased by $200,000, or 0.5 percent, to $27.7 million from $27.5 million for the same period of 2006. This increase was primarily attributable to increased advertising revenue in our Los Angeles and Dallas radio markets. However, the overall results were negatively affected by the loss of our KSDX television station, which was destroyed in a wildfire. In Los Angeles, increase was primarily attributable to additional revenue from our new radio station at Riverside/San Bernardino market, which was acquired in September 2007. In Dallas, revenue growth was attributable to our cluster of six radio stations, which have experienced audience and advertiser acceptance.

Operating expenses increased by $4.5 million or, 21.8 percent, to $25.1 million, for the three months ended December 31, 2007, from $20.6 million for the same period in 2006. The growth in operating expenses was primarily attributable to an increase in broadcast license impairment charges related to our Dallas radio stations. Additional expenses for our radio stations in Dallas, and our newly acquired radio station in Riverside/San Bernardino, and higher programming expenses resulting from increased production of new in-house television programs. We experienced declines in deferred compensation, promotional and selling, general and administrative expenses which partially offset the overall increase in our operating expenses.

EBITDA increased by $800,000, or 8.8 percent, to $9.9 million for the fourth quarter of 2007, as compared to $9.1 million for the same period in 2006. Our EBITDA Margin increased to 35.8 percent in the fourth quarter of 2007 from 33.1 percent in the same period in 2006.

We experienced a net loss of $4.9 million for the three months ended December 31, 2007, as compared to a loss of $1.3 million for the same period of 2006, a decrease of $3.6 million. This decrease was primarily attributable to a $5.1 million increase in impairment charges for our radio broadcast licenses, a $1.6 million increase in income tax expenses, which reflects our higher corporate tax rate as a result of the termination of our S-Corp status in March 2007, and a $800,000 increase in interest expense which reflects our higher average debt balance due to acquisitions we completed in 2007.

Radio division net revenues increased by $1.8 million, or 12.5 percent, to $15.6 million for the quarter ended December 31, 2007, from $13.8 million for the same quarter last year. As I mentioned earlier, this increase was primarily attributable to revenue growth in our Dallas and Los Angeles radio markets.

Operating expenses for our radio division increased by $5.4 million, or 57.2 percent, to $14.8 million, for the three months ended December 31, 2007, from $9.4 million for the same period in 2006. This increase was attributable primarily to an increase in broadcast license impairment charges as well as increases in programming and selling, general and administrative expenses related to our Dallas stations, and start up costs for our new station in Riverside/San Bernardino.

Radio division EBITDA increased by $1.1 million, or 20.4 percent, to $6.6 million, for the three months ended December 31, 2007, as compared to EBITDA of $5.5 million for the fourth quarter of 2006.

Television division net revenues decreased by $1.6 million, or 11.6 percent, to $12.1 million, for the three months ended December 31, 2007, from $13.7 million for the same period in 2006. This decrease was primarily attributable to lower advertising revenue in our California markets, partially offset by increased advertising revenues in our Texas markets. Our performance was also affected by the loss of our San Diego station to wildfires in October 2007, and the difficult comparison to the fourth quarter of 2006, when our television revenues were up 11.4 percent on a year-over-year basis.

Operating expenses for our television division decreased by $900,000, or 7.9 percent, to $10.3 million, for the quarter ended December 31, 2007, from $11.2 million for the same period in 2006. This decrease was primarily due to lower selling, general and administrative expenses which were partially offset by higher programming expenses resulting from increased production of new in-house programming.

Television division EBITDA decreased by $300,000, or 8.8 percent, to $3.3 million, for the fourth quarter of 2007 from $3.6 million for the same quarter last year.

So to summarize our fourth quarter results, total net revenues were up by 0.5 percent and EBITDA increased 8.8 percent. I will now review our financial results for the full year ended December 31, 2007.

Net revenues increased $7.7 million, or 7.1 percent, to $115.7 million, from $108 million in 2006. This increase was primarily attributable to increased advertising revenues from our Los Angeles and Dallas radio markets, and our Texas television station.

Operating expenses increased by $10.3 million, or 14.8 percent, to $80 million, for the year ended December 31, 2007, from $69.7 million for the same period in 2006. The growth in operating expenses was primarily attributable to higher broadcast license impairment charges, an increase in depreciation expense resulting from the completion of three radio tower sites in Texas, and the write off of equipment at our San Diego broadcast facility which was destroyed in the wildfire last October, higher selling, general and administrative expenses partially attributable to the settlement of a class action lawsuit, an increase in programming expenses due to additional production of new in-house television programs, and additional cost for our radio stations in Dallas and our newly acquired stations in the Riverside/San Bernardino in Salt Lake city.

We also recognized a deferred compensation benefit during the year, which partially offset the overall increase on operating expenses.

On the reported basis, this EBITDA decrease by $3 million, or 6.2 percent, to $45.2 million, for the year ended December 31, 2007, as compared to $48.2 million in 2006. However, this decline was directly attributable to a $7.6 million early redemption premium on our former 10 1/8 percent senior subordinated notes which were repaid last August.

However, excluding the $7.6 million charge related to the senior subordinated notes, our EBITDA increased 9.5 percent to $52.8 million, and our EBITDA Margin increased to 45.6 percent, for the year ended December 31, 2007, from 44.6 percent in 2006.

We experienced a net loss of $53.9 million for the year ended December 31, 2007, as compared to a net income of $11 million for the same period in 2006, a decrease of $64.9 million. This change was primarily attributable to the termination of our S-Corp status in March 2007, which resulted in a one-time non-cash charge of $46.8 million to adjust our deferred tax accounts, an $8.8 million one-time loss on the redemption of our former 10 1/8 percent senior subordinated notes in August 2007, a $5.3 million increase in broadcast license impairment charges primarily related to our new Dallas radio properties, and a $5 million increase in interest and swap rate expenses.

Radio division net revenues increased by $9.8 million, or 19.1 percent, to $61.2 million, for the year ended December 31, 2007, from $51.4 million in 2006. This increase was primarily attributable to revenue increases in our Los Angeles and Dallas markets.

Operating expenses for our radio division increased by $9.5 million, or 32.2 percent, to $39 million, for the year ended December 31, 2007, from $29.5 million from 2006. This increase in operating expenses was primarily attributable to the increase in broadcast license impairment charges mentioned earlier, additional expenses related to our Dallas radio stations, and local marketing agreement fees and other start-up costs for our new Riverside/San Bernardino station.

These increases are partially offset by a decrease in deferred compensation expense. EBITDA for radio division increased by $8.4 million, or 32.3 percent, to $34.4 million, for the year ended December 31, 2007, as compared to $26 million in 2006.

Television division net revenues decreased by $2.1 million, or 3.7 percent, to $54.5 million, for the year ended December 31, 2007, from $56.6 million for the same period in 2006. This decrease was attributable to lower advertising revenue in our California markets, especially among infomercial advertisers. That was partially offset by increased advertising revenues at our Texas television stations. These results were also impacted by the loss of our San Diego station last October, which I discussed earlier.

Operating expenses for our television division increased by $800,000 or, 2 percent, to $41 million, for the year ended December 31, 2007, from $40.2 million in 2006. This increase was primarily attributable to expenses related to the production of new television programming, higher selling, general and administrative expenses including charges related to the settlement of a class action lawsuit, and an increase in depreciation expense related to our existing properties, and a write off of broadcast equipment related to our San Diego station, which burned down last October due to wildfires.

As Winter mentioned earlier, we rebuilt this facility during the fourth quarter, and were back on the air in January. The increases were partially offset by lower broadcast license impairment charges and promotional expenses.

EBITDA for television division decreased by $3.8 million, or 17.1, percent to $18.4 million, for the year ended December 31, 2007, from $22.2 million from 2006.

So, to recap our full year results, net revenues are up 7.1 percent, and EBITDA, excluding the $7.6 million early redemption charge for our former 10 1/8 percent senior subordinated notes, increased by 9.5 percent.

Turning to our balance sheet at December 31, 2007, we had approximately $1.7 million in cash and cash equivalents.

Our total net balance included $132.6 million of borrowings and to our senior credit facilities, and as of the end of the year, we were in compliance with all of our financial and non-financial covenants governing our debt agreements.

Our cash capital expenditures for the year ended December 31, 2007, were approximately $13.7 million.

These costs were primarily related to the construction of new towers and transmitter sites for our Houston, Texas radio stations, which are now completed, the purchase of certain equipment for our Los Angeles television station, and cost associated with rebuilding the broadcast facility for our San Diego television station.

Let me now just briefly discuss a few recent developments.

On November 30, 2007, two of our wholly owned subsidiaries completed the acquisition of selected assets of television station KPNZ-TV, licensed to Ogden, Utah for a total purchase price of $10 million.

As Winter mentioned earlier, we reformatted the station to Spanish language programming and began broadcasting early December 2007.

I am also pleased to announce the appointment of Wisdom Lu as our new chief financial officer. Wisdom comes to us from Health Net, Inc., one of the nation’s largest publicly traded managed health care companies, where she most recently served as treasurer and chief investment officer.

Wisdom is also a chartered financial analyst, and received her MBA from NYU. We believe Wisdom’s extensive experience in finance will be a great benefit to our company.

This concludes our formal remarks; I’ll now turn the call over to the operator to moderate a question and answer session, thank you.

Operator: Thank you; the question-and-answer session will be conducted electronically. If you would like to pose a question, you can do so by pressing the star key followed by the digit one on your touchtone telephone. If you’re on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star, one to post a question.

We’ll take our first question from Bishop Cheen from Wachovia.

Bishop Cheen: Hi, Lenard, thank you for the detailed rundown. I was hoping Wisdom was going to be on the call.

Lenard Liberman: She’s here.

Bishop Cheen: OK, hello, Wisdom, and welcome.

Wisdom Lu: Hello, Bishop, thank you very much.

Bishop Cheen: OK, so a couple of things, and I know that we’ll get the actual K posted, I think you said later today, and this was the press release.

Wisdom Lu: That’s right….

Bishop Cheen: When we look at this, is there any way that we can sort of get pro forma, because there were so many moving parts, probably more moving parts than I can remember, in any given year in 2007, via the acquisitions and the recap, et cetera, et cetera?

So I’m just wondering, when we look at this, and trying to get a feel for ‘08, is that a pretty good representation? I know TV is down, and is challenged, and radio was up, but there was certainly some acquisitions of the radio site?

Lenard Liberman: Yes, well we don’t really provide forecasts, but first quarter continues the trend with radio up and television down slightly, but I do believe that television is turning the corner.

It really related both to the infomercial sales, but our spot sales, based on our increased rating are increasing nicely, to make up for that. It’s just the timing issue for us right now.

Bishop Cheen: OK, and then, well, you just got the Salt Lake City thing. You only got a month of consolidated operations from that, right, and that’s more or less like a start up?

Lenard Liberman: Yes it’s a start up, but I think we’re already, as of this month, break even to making a little money on that station.

Bishop Cheen: OK, and then, are we still to look at the last, I think the last acquisition to close is Palm Springs, that’s kind of a Q2 event, is that still on target?

Lenard Liberman: Probably more like Q3, there are some challenges on file to the transfer application, so we’ve got to see how long the FCC takes to review.

Bishop Cheen: OK.

Lenard Liberman: By local – by competitors by the way. I guess they don’t want us competing in the market anymore.

Bishop Cheen: Yes, the longest distance between any two points is through the lawyers.

Bishop Cheen: And you gave us the cash, gave us the debt, there’s been no restatement of, I mean, the bonds, and the bonds, and that’s it, the 11 percent senior discount notes are still in place, as I remember, right?

Lenard Liberman: Correct, those are going to…

Bishop Cheen: All right, so when you look at your business right now, and I know you’ve had the scare of the infomercials, but you say you were kind of going to your left, or going to your right, locally around that. What do you see as a growth engine, because when I look over the last 5 or 10 years with LBI, five years let’s say, some years TV carried the load, some years radio has carried the load, when you look at ‘08, do you see a lead steer and lagging steer this year?

Lenard Liberman: Well, the hardest part about the middle of last year, and even today, it’s how hard it is to project.

You sort of think you have it figured out, and then, you know, all of a sudden, you get a cancellation or some industry gets kind of weak. In the case of television, we sort of got hit by both the mortgage weakness and the car business weakness, and it was disproportionate to California. Our Texas stations still did well, so it is kind of hard to project.

I’m of the belief, though, and this is just my own personal opinion, that with our improved programming, and just the longer tenure of our stronger ratings performance, that that is converting into greater national, and sort of local, agency, and just better results for the clients that are on the air, and will make up for sort of the quick loss with some of the business based on sort of macroeconomic issues. But, you know, it’s kind of hard to project.

You’re right though. In 2006, TV revenues sort of drove the engine of the company and had a fantastic year, and radio kind of lagged a little bit.

The moon seems to be aligning with Mars, and our radio stations this year, in terms of ratings and improved business, and just categories of business that are doing well so, I am optimistic about radio, but I also believe, and I have to believe, that with our performance in the ratings, as Winter outlined, I mean, we are number two in primetime in Los Angeles which is no small deal. We should be able to counter the loss of the infomercial business while we find new categories to fill that time.

Bishop Cheen: Right, and when you say number two in primetime in LA, among your target demographic?

Lenard Liberman: No, among…well, 18-to-34 is a primary demographic of ours, and it’s also a prominent demographic among media buyers, but even in 18-to-49, there’s a decimal point difference between us and Telefutura, in primetime, which is the major sales demographic.

So we now – we have now multiple books, three or four books in a row, where we performed very competitively against the network. And, in fact, I think we’re the only station that’s actually up—maybe one of two stations—up in primetime over the last year, relative to our competitors.

Bishop Cheen: Yes, that is impressive because that station really wasn’t that kind of presence just a few years ago.

Lenard Liberman: Yes, we went Spanish, as you recall, in January 2004. We were Asian, it was Korean before that though.

In a matter of three years, we’ve gone from starting the programming and putting in movies, and just putting in whatever we could fill, to creating our own content, and now taking the number two position in very material demographics.

Bishop Cheen: OK, last question, in your credit agreement, do you have any onerous step downs that are coming to scrape against your EBITDA ratios at this point?

Lenard Liberman: That’s the beauty of our capital structure, and I think I mentioned it in the press release, which I know was late to be posted, I think it’s up now, we really have no covenant to speak of until July of 2009, and it’s only a senior debt to EBITDA covenant with very slight step downs, and it’s senior debt based, and other than that we have no covenants in our bank agreements at all.

Bishop Cheen: Yes, that’s what I thought, I just wanted to confirm. OK, thank you very much.

Lenard Liberman: Thank you.

Operator: And again as a reminder, that’s star one if you’d like to ask a question. Appears to be no further question at this time.

Lenard Liberman: Thank you, operator. Thank you, everyone, for participating. Bye-bye.

Operator: That does conclude today’s conference, we appreciate your participation, you may now disconnect

END